Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-256697) on Form S-1 of our report dated April 2, 2021, (June 17, 2021, as to the subsequent events described in Note 19) relating to the financial statements of Mister Car Wash, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
June 17, 2021